Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST PRESERVATION ASSET ALLOCATION PORTFOLIO OF

ADVANCED SERIES TRUST

Each of PGIM Investments LLC (“PGIM Investments”) and AST Investment Services, Inc. (“ASTIS”) (together, the “Co-Managers”) on the one hand, and on the other hand each, severally, of Jennison Associates LLC (“Jennison”), PGIM Quantitative Solutions LLC (“PGIM Quantitative Solutions”, formerly known as QMA LLC (“QMA”)) and PGIM, Inc. (“PGIM”) (each of Jennison, PGIM Quantitative Solutions and PGIM, a “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of May 19, 2021, by and among the Co-Managers and each Subadviser, pursuant to which each Subadviser has been retained to provide investment advisory services to the AST Preservation Asset Allocation Portfolio of the Advanced Series Trust (the “Subadvisory Agreement”), as set forth below (capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Subadvisory Agreement):

1.Schedule A of the Subadvisory Agreement is hereby deleted in its entirety and replaced with the Schedule A attached to this Amendment.

2.Each reference to “QMA” in the Subadvisory Agreement is hereby deleted and replaced with “PGIM Quantitative Solutions” throughout the Subadvisory Agreement.

3.The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS HEREOF, each of PGIM Investments LLC, AST Investment Services, Inc., Jennison Associates LLC, PGIM Quantitative Solutions LLC and PGIM, Inc. has duly executed this Amendment as of the “Effective Date as Revised” set forth in this Amendment.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

JENNISON ASSOCIATES LLC

By: /s/ William C. Ings

Name: William C. Ings

Title: Managing Director

PGIM QUANTITATIVE SOLUTIONS LLC

By: /s/ Jonathan Ryan

Name: Jonathan Ryan

Title: Vice President

PGIM, INC.

By: /s/ Santiago J. Fernandez

Name: Santiago J. Fernandez

Title: Vice President

Effective Date as Revised: December 9, 2024

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SCHEDULE A

Advanced Series Trust

AST Preservation Asset Allocation Portfolio

As compensation for services provided by each Subadviser, acting severally and not jointly, AST Investment Services, Inc. and PGIM Investments LLC will pay each Subadviser a subadvisory fee on the net assets managed such Subadviser that is equal, on an annualized basis, to the following:

Portfolio	Subadviser	Subadvisory Fee for the Portfolio*
AST Preservation Asset	Jennison Associates LLC	0.25% of average daily net assets
Allocation Portfolio
	PGIM Fixed Income, a business unit	0.1425% of average daily net assets
of PGIM, Inc.
	PGIM Quantitative Solutions LLC	For Asset Allocation Services:

0.04% of average daily net assets

For Quantitative Equity Management
(including the overlay sleeve):
0.197% of average daily net assets

*In the event a Subadviser invests its Allocated Assets in any other pooled investment vehicle it manages or subadvises, such Subadviser will waive its subadvisory fee hereunder in an amount equal to the acquired fund fee paid to a Subadviser with respect to the Allocated Assets so invested. Notwithstanding the foregoing, under no circumstances will the subadvisory fee waivers referred to in the preceding sentence exceed 100% of the subadvisory fee.

Effective Date as Revised: December 9, 2024

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